Exhibit 99


Con-way

                                                          NEWS RELEASE
                                                             Contacts:
                           Investor: Patrick Fossenier 1+ 650-378-5353
                               News Media: Gary Frantz 1+ 650-378-5335





                      CON-WAY UPDATES EARNINGS GUIDANCE



SAN MATEO, Calif. - Oct 1, 2008- Con-way Inc. (NYSE: CNW) today announced that 2008 full-year earnings from continuing operations are expected to be between $2.60 and $2.80 per diluted share.  Previously, Con-way expected 2008 full-year diluted earnings per share from continuing operations to be between

$3.00 and $3.40.



The revised full-year earnings guidance is based on an assumed number of diluted shares outstanding of 48.2 million and an expected tax rate of 39.4%.



Commenting on the updated earnings guidance, Douglas W. Stotlar, president and chief executive officer of Con-way Inc. said, "The economy has been battered by an unprecedented confluence of macroeconomic crises, curtailing demand for freight transportation services.  Over the past several weeks we have seen volumes decline further, exacerbated by September's weather events,

all of which continue to pressure yields. To date, the traditional peak seasonal uptick in demand has been muted so we expect the challenging business environment to continue through the 2008 fourth quarter."



Stotlar added that from an operations perspective, productivity and service performance measurements remain at high levels. "Our people continue to deliver an extraordinary effort and be recognized for a superior service product," he noted. "We have excellent franchises in freight and logistics,

and the foundation is in place for sustainable long-term growth."



Con-way Inc. plans to release financial results for the 2008 third quarter,

ended September 30, on Wednesday, October 22 after the close of the stock market.  Con-way will host a conference call for the investment community the following morning, Thursday, October 23 at 11 a.m. Eastern Daylight Time (8

a.m. PDT).  The call can be accessed by dialing (866) 264-3634 or (706) 643-

3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 65546269.  An Internet replay of the presentation will also be available at the Con-way site.



About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $4.7 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Con-way delivers industry-leading services through primary operating companies Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (collectively, "CFI"), and related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges and the effect of ongoing litigation alleging that Con-way engaged in price fixing of fuel surcharges in violation of Federal antitrust laws, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the acquisition of CFI and related financing (including integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company; environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including, but not limited to, the arbitration demand and federal lawsuit Con-way has filed against one of CFC's multi-employer pension plans seeking a finding that Con-way is not liable for any of CFC's unpaid withdrawal liabilities as well as the possibility that other CFC multi-employer pension plans may assert claims against Con-way in the future, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in
Item 7 of Con-way's 2007 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.